GRANTED

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

METROPOLITAN SPV, L.P., BEDFORD	)
FALLS INVESTORS, L.P.,	)
METROPOLITAN CAPITAL PARTNERS II,	)
L.P., METROPOLITAN CAPITAL	)
ADVISORS INTERNATIONAL LIMITED, and METROPOLITAN CAPITAL	) )
ADVISORS SELECT FUND, L.P.,	)
	)	CA. No. 2512-N
Plaintiffs,	)
v.	)
CYBERONICS, INC.,	)
Defendant,	)

STIPULATED ORDER OF FINAL JUDGMENT

The parties to this action hereby agree, subject to the approval of the Court, to the following Order of Final Judgment in this § 211 action:

1. Unless otherwise ordered by this Court for good cause shown, Defendant Cyberonics, Inc. (the “Company”) shall hold an annual meeting of stockholders (the “Stockholders’ Meeting”) on Thursday, February 1, 2007, in Houston, Texas or its suburbs or in New York City, at a time convenient for the Company’s stockholders. The record date for the Stockholders’ Meeting shall be December 18, 2006.

2. The quorum for the Stockholders Meeting shall be as set forth in the Company’s bylaws.

3. Each party shall bear its own costs in this action.

RICHARDS, LAYTON & FINGER, P.A.	ASHBY & GEDDES

/s/ Jesse A. Finkelstein	/s/ Stephen E. Jenkins
Jesse A. Finkelstein (ID. #1090) Brock E. Czeschin (I.D. #3938) One Rodney Square P.O. Box 551 Wilmington, DE 19899 (302) 651-7700 Attorneys for Cyberonics, Inc.	Stephen E. Jenkins (I.D. #2152) Richard D. Heins (I.D. #3000) Andrew D. Cordo (I.D. #4534) 222 Delaware Avenue P.O. Box 1150 Wilmington, DE 19899 (302) 654-1888 Attorneys for Plaintiffs

Dated: November 27, 2006

SO ORDERED this          day of November, 2006.

/s/ Leo E. Strine, Jr.
Leo E. Strine, Jr. Vice Chancellor

Court: DE Court of Chancery

Judge: Strine, Leo E

File & Serve reviewed Transaction ID: 13017935

Current date: 11/28/2006

Case number: 2512-N

Case name: Metropolitan SPV LP et al vs Cyberonics Inc

/s/ Judge Leo E Strine Jr